COMPLETE SETTLEMENT AND RELEASE AGREEMENT

This Complete Settlement and Release Agreement (this “Agreement”), dated as of January 18, 2008, is by and among Wharton Capital Partners, Ltd. and Wharton Capital Markets, LLC (together, “Wharton”) and Pure Biofuels Corp. (“PBOF”).

WHEREAS, on or about April 18, 2007, an agreement was executed by and between Wharton and PBOF setting forth the terms for a fee to be paid to Wharton by PBOF in connection with a financing transaction between PBOF and Cornell Capital Partners (the “April 18 Agreement”);

WHEREAS, Wharton has claimed that PBOF is in default under the terms of the April 18 Agreement and PBOF has denied that it is in default under the terms of the April 18 Agreement;

WHEREAS, Wharton and PBOF have agreed to resolve amicably, fully and finally, any and all disputes between them related to the April 18 Agreement; and

WHEREAS, Wharton and PBOF desire to settle all claims arising under the April 18 Agreement mutually releasing each other from any matter arising thereunder, except that nothing in this Agreement shall relieve PBOF of its obligations under the April 18 Agreement or any other agreement between Wharton and PBOF with respect to the future closing of any financial transaction between PBOF and either Fusion Capital Partners, LLC (“Fusion”) or Alex Greystoke, or any of their respective affiliates, associates, successors or assigns.

NOW, THEREFORE, IT IS HEREBY AGREED THAT:

1. Share Payments. On or before January 25, 2008, PBOF agrees to deliver to Wharton: (a) 75,000 shares of PBOF common stock in two stock certificates as follows: 30,000 shares of PBOF common stock issued to “Condor Partners LLC” and 45,000 shares of PBOF common stock issued to “Wharton Capital Partners”; (b) $60,000 payable in shares of PBOF common stock at an agreed fair market value of $.57 per share (or 105,263 shares, in the aggregate) issued to “Wharton Capital Partners” (the “Shares Underlying the Note”) and (c) 6,172 shares of PBOF common stock representing all of the interest owed to Wharton on the Note (as defined in the April 18 Agreement) issued to “Wharton Capital Partners” (the “Interest Shares”), collectively, with shares referred to in clauses (a) and (b) above (the “Settlement Shares”).

The Settlement Shares are duly authorized and, upon issuance in accordance herewith, shall be duly and validly issued, fully paid and non-assessable and free and clear of all liens, claims, encumbrance and preemptive or other rights.

2. Registration.

(a) PBOF acknowledges that it is preparing to file with the Securities and Exchange Commission (“SEC”) a Registration Statement (the “Registration Statement”) pursuant to Rule 415 promulgated by the SEC pursuant to the Securities Act of 1933, as amended. PBOF agrees that the Registration Statement, when filed, will cover the resale of: (i) the Settlement Shares; (ii) the 200,000 shares of PBOF common stock issuable upon exercise of the warrant to purchase common stock issued to Wharton as holder on April 19, 2007 and numbered Warrant No.: PBOF-1-2 (the “Wharton Warrant”); (iii) the 100,000 shares of PBOF common stock issuable upon exercise of the warrant to purchase common stock issued to Condor Partners LLC (“Condor”) as holder on April 19, 2007 and numbered Warrant No.: PBOF-1-3 (the “Condor Warrant”); (iv) the 91,837 shares of PBOF common stock issued to Wharton on April 25, 2007 under stock certificate number 321; and (v) the 91,837 shares of PBOF common stock issued to Condor on April 25, 2007 under stock certificate number 320, collectively, with shares referred to in (i) through (iv) above (the “Registrable Shares”); and

(b) PBOF further acknowledges that the beginning of the SEC Rule 144 holding period for the (i) Shares Underlying the Note and (ii) the Interest Shares, as they are each defined in paragraph 1 above, should tack back to April 2007; and

(c) PBOF further acknowledges that it will cooperate with Wharton and Condor to provide SEC Rule 144 opinion of counsel letters to Wharton , Condor and the PBOF transfer agent as may be necessary for the removal of the restrictive legend(s) from the share certificates relating to any or all of the Registrable Shares as defined in paragraph 2(a) above.

3. Release. Each of Wharton, on the one hand, and PBOF, on the other hand, hereby releases and forever discharges the other and their respective affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Affiliates”) from all claims, debts, liabilities, obligations, actions, causes of action, suits, sums of money, accounts, reckonings, damages and demands whatsoever (collectively “Claims”), in law or in equity, against the other party and its respective Affiliates, that either party ever had, now has, or hereinafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this Agreement, PROVIDED, HOWEVER, notwithstanding this release provision, nothing in this Agreement shall relieve PBOF of its obligations under the April 18 Agreement or any other agreement between Wharton and PBOF with respect to the future closing of any financial transaction between PBOF and either Fusion or Alex Greystoke, or any of their respective affiliates, associates, successors or assigns.

4. Notices. Any notices concerning or relating to this Agreement shall be made by regular mail and Federal Express to the address of the parties set forth on the signature page hereto.

5. Miscellaneous. This Agreement (a) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State, (b) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all prior agreements, written or oral, (c) may not be amended, except in a writing signed by both parties (d) may be executed in counterparts, (e) shall be enforceable, notwithstanding the unenforceability of any particular provision hereof, with respect to all other provisions hereof and (f) may not be assignable by any party, except with the prior written consent of the other parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Complete Settlement and Release Agreement to be executed by its duly authorized representatives.

PURE BIOFUELS CORP

By:	/s/ Luis Humberto Goyzueta
Luis Humberto Goyzueta,
Chief Executive Officer
Av. Canaval y Moreyra 380, Of 402
San Isidro, Lima - Peru

WHARTON CAPITAL PARTNERS, LTD.

By:	/s/ Barry Minsky
Barry Minsky,
Chief Executive Officer
444 Madison Avenue, 40th Floor
New York, NY 10022

WHARTON CAPITAL MARKETS, LLC

By:	/s/ Barry Minsky
Barry Minsky,
Member
.